                                                               EXHIBIT 10.13




                      AGREEMENT AND PLAN OF REORGANIZATION


                           DATED AS OF JUNE 28, 1996


                                  BY AND AMONG


                         ABR INFORMATION SERVICES, INC.
                                    ("ABR"),

                                LP BAIER COMPANY
                               ("LP BAIER"), AND

                            LP BAIER'S SHAREHOLDERS
                             (THE "SHAREHOLDERS").

                               TABLE OF CONTENTS


1.       TRANSFER AND ISSUANCE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.1.    Transfer of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.2.    Issuance of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

2.       SECURITIES ACT PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.1.    Restrictions on Disposition of ABR Shares  . . . . . . . . . . . . . . . . . .    2
         2.2.    Evidence of Compliance with Private Offering Exemption . . . . . . . . . . . .    2
         2.3.    Notice of Limitation Upon Disposition  . . . . . . . . . . . . . . . . . . . .    3

3.       JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF
         LP BAIER AND THE SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         3.1.    Corporate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         3.2.    The Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.3.    No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         3.4.    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         3.5.    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         3.6.    Accounts Receivable and COBRA Payables . . . . . . . . . . . . . . . . . . . .    7
         3.7.    Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         3.8.    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . .    8
         3.9.    No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         3.10.   Compliance With Laws and Orders  . . . . . . . . . . . . . . . . . . . . . . .    9
         3.11.   Title to and Condition of Properties . . . . . . . . . . . . . . . . . . . . .   10
         3.12.   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         3.13.   Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         3.14.   Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         3.15.   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         3.16.   Employment Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         3.17.   Trade Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         3.18.   Major Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         3.19.   Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         3.20.   Shareholder Affiliates' Relationships to LP Baier  . . . . . . . . . . . . . .   18
         3.21.   No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         3.22.   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

4.       REPRESENTATIONS AND WARRANTIES OF ABR  . . . . . . . . . . . . . . . . . . . . . . . .   19
         4.1.    Corporate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         4.2.    Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         4.3.    No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         4.4.    Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         4.5.    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         4.6.    Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         4.7.    Approvals and Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20


5.       POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         5.1.    Noncompetition; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . .   20
         5.2.    Income Tax Returns and Allocation of Tax . . . . . . . . . . . . . . . . . . .   21
         5.3.    Restriction on Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         5.4.    Rule 144 Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

6.       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         6.1.    By the Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         6.2.    By ABR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         6.3.    Indemnification of Third-Party Claims  . . . . . . . . . . . . . . . . . . . .   23
         6.4.    Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         6.5.    No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         6.6.    Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . . .   24
         6.7.    Indemnification - Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . .   25

7.       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         7.1.    Documents Delivered by LP Baier and the Shareholders . . . . . . . . . . . . .   25
         7.2.    Documents Delivered by ABR . . . . . . . . . . . . . . . . . . . . . . . . . .   26

8.       RESOLUTION OF DISPUTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         8.1.    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         8.2.    Arbitrators  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         8.3.    Procedures; No Appeal  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         8.4.    Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         8.5.    Entry of Judgment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         8.6.    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         8.7.    Continued Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         8.8.    Tolling  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

9.       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         9.1.    Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         9.2.    Further Assurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         9.3.    Disclosures and Announcements  . . . . . . . . . . . . . . . . . . . . . . . .   28
         9.4.    Assignment; Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . .   28
         9.5.    Law Governing Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         9.6.    Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         9.7.    Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         9.8.    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         9.9.    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         9.10.   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         9.11.   Gender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         9.12.   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         9.13.   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32





                                                   DISCLOSURE SCHEDULES
                                                   --------------------
Schedule 3.1.(c)                  -        Foreign Corporation Qualification
Schedule 3.1.(e)                  -        Director/Officer List
Schedule 3.1.(f)                  -        Capitalization
Schedule 3.3                      -        Violation, Conflict, Default
Schedule 3.5.(a)                  -        Provision for Taxes
Schedule 3.5.(b)                  -        Tax Returns (Exceptions to Representations)
Schedule 3.5.(c)                  -        Tax Audits
Schedule 3.6                      -        Accounts Receivable (Aged Schedule)
Schedule 3.7                      -        Certain Changes
Schedule 3.8                      -        Off-Balance Sheet Liabilities
Schedule 3.9                      -        Litigation Matters
Schedule 3.10.(a)                 -        Non-Compliance with Laws
Schedule 3.10.(b)                 -        Licenses and Permits
Schedule 3.10.(c)                 -        Environmental Matters (Exceptions to Representations)
Schedule 3.11.(a)                 -        Liens
Schedule 3.11.(c)                 -        Real Property Occupied
Schedule 3.12                     -        Insurance
Schedule 3.13.(b)                 -        Personal Property Leases
Schedule 3.13.(e)                 -        Powers of Attorney
Schedule 3.13.(f)                 -        Collective Bargaining Agreements
Schedule 3.13.(g)                 -        Loan Agreements, etc.
Schedule 3.13.(h)                 -        Guarantees
Schedule 3.13.(k)                 -        Material Contracts
Schedule 3.14                     -        Labor Matters
Schedule 3.15.(a)                 -        Employee Plans/Agreements
Schedule 3.17                     -        Trade Rights
Schedule 3.18                     -        Major Customers
Schedule 3.19                     -        Bank Accounts
Schedule 3.20                     -        Shareholder Affiliates' - Relationships to LP Baier
Schedule 7.1.(g)                  -        Closing Date Balance Sheet


                                                         EXHIBITS
                                                         --------

Exhibit A                         -        Employment Agreement
Exhibit B                         -        Registration Rights Agreement



                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") dated as of June 28, 1996, is by and among ABR INFORMATION SERVICES, INC, a Florida corporation ("ABR"), THE LP BAIER COMPANY, a Virginia corporation ("LP Baier"), and the shareholders whose signatures appear on the signature page(s) hereto (the "Shareholders").


                                    RECITALS

                 1. LP Baier is engaged in the business of providing employee benefits administration services, including, without limitation, administration, record-keeping and compliance of flexible spending accounts, qualified plans, payroll processing and other employee benefit programs and compliance with COBRA health benefits (the "Business").

                 2. The Shareholders other than Rick Snyder have been granted rights to acquire capital stock of LP Baier upon the sale of LP Baier, which capital stock shall be issued to such Shareholders in connection with and immediately prior to the transaction contemplated hereby and shall be deemed to be issued and outstanding for the purposes of this Agreement.

                 3. The Shareholders own all of the issued and outstanding shares of capital stock of LP Baier (the "Shares").

                 4. ABR desires to acquire all of the Shares from the Shareholders solely in exchange for shares of voting common stock, $.01 par value per share, of ABR (the "Common Stock"), upon the terms and conditions herein set forth.

                 5. For federal income tax purposes, it is intended that the transaction contemplated hereby will constitute a reorganization within the meaning of Section 368(a)(1)(B) (a "B Reorganization") of the Internal Revenue Code of 1986, as amended (the "Code").

                 6. For financial accounting purposes, it is intended that the transaction contemplated hereby be accounted for as a "pooling."


                                   AGREEMENT

                 NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       TRANSFER AND ISSUANCE OF SHARES

         1.1. Transfer of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 7), the Shareholders shall transfer to ABR all of the Shareholders' right, title and interest in and to all of the Shares.

         1.2. Issuance of Shares. At the Closing and in exchange for the Shares, ABR shall issue and deliver to the Shareholders a number of validly issued, fully paid and nonassessable shares of Common Stock which, when multiplied by the average closing per share sales price of the Common Stock on The Nasdaq Stock Market for the thirty (30) trading days prior to the day before the Closing Date (as defined herein) (the "Issue Price"), results in an aggregate value of $8.0 million (the "ABR Shares"). In the event that the issued and outstanding shares of Common Stock shall have been changed into a different number of shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, reorganization, merger or other similar transaction with a record date within the 30 trading day period described above, the average closing per share sales price to calculate the Issue Price shall be adjusted accordingly in order for the ABR Shares, if delivered after such record date, to be adjusted accordingly. Any fractional shares resulting from such computation shall be eliminated by rounding upward to the nearest whole share.

2.       SECURITIES ACT PROVISIONS

         2.1. Restrictions on Disposition of ABR Shares. Each of the Shareholders covenants and warrants that the ABR Shares to be received pursuant to this Agreement are acquired for each of their own account and not with the present view towards the distribution thereof and he or she will not dispose of the ABR Shares except (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), or (ii) in any other transaction which, in the reasonable opinion of counsel acceptable to ABR, is exempt from registration under the Act or the rules and regulations of the Securities and Exchange Commission thereunder, including, without limitation, Rule 144 under the Act. In order to effectuate the covenants of this subsection 2.1, an appropriate endorsement will be placed on the certificate evidencing the ABR Shares at the time of distribution of such shares by ABR pursuant to this Agreement, and stop transfer instructions shall be placed with the transfer agent for the securities. A substitute certificate shall be promptly delivered to the Shareholders removing such endorsement from those ABR Shares which have been registered pursuant to an effective registration statement under the Act and ABR shall remove any stop transfer instructions with the transfer agent regarding such ABR Shares.

         2.2. Evidence of Compliance with Private Offering Exemption. Each of the Shareholders represents to ABR that he or she or his or her representative has the financial sophistication to assess the merits and risks of the transaction contemplated hereby and agrees to supply ABR with such items as counsel for ABR may require in order to evidence the private offering character of the distribution of the ABR Shares made pursuant to this Agreement.

         2.3. Notice of Limitation Upon Disposition. The Shareholders are aware that the ABR Shares distributed to them will not have been registered pursuant to the Securities Act of 1933, as amended; therefore, under current interpretations and applicable rules, except as provided in the Registration Rights Agreement (as defined in Section 7.2(e) hereof), the Shareholders will be required to retain such shares for a period of at least two (2) years following the Closing Date and, at the expiration of such two (2) year period, sales of the ABR Shares may be confined to brokerage transactions of limited amounts requiring certain notification filings with the Securities and Exchange Commission and such disposition may be available only if ABR is current in its filings with the Securities and Exchange Commission under the Act, and the other limitations imposed by the rules of the Securities and Exchange Commission on the disposition of the ABR Shares.

3. JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF LP BAIER AND THE SHAREHOLDERS

         LP Baier and the Shareholders make the following representations and warranties to ABR with respect or related to, or concerning, LP Baier, each of which is true and correct on the date hereof, is or shall be unaffected by any investigation heretofore or hereafter made by ABR, or any of ABR's agents or representatives, or any knowledge of ABR, its agents or representatives other than as specifically disclosed in the Disclosure Schedules delivered to ABR at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein. The representations and warranties of LP Baier and the Shareholders hereunder shall be joint and several except for the representations in Section 3.2. with respect solely to each of the Shareholders, and any representations to the "knowledge" of LP Baier or the Shareholders, which shall be deemed made separately by LP Baier or the Shareholders, as the case may be. For purposes of this Agreement including without limitation Section 4, each of LP Baier, the Shareholders and ABR shall be deemed to have knowledge of the subject matter of any representation or warranty if the Shareholders has actual knowledge thereof.

         3.1.    Corporate.

                 3.1.(a) Organization. LP Baier is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia.

                 3.1.(b) Corporate Power; Validity. LP Baier has all requisite corporate power and authority to own, operate and lease its properties and to carry on the Business as and where such is now being conducted. LP Baier has full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby and delivered on the date hereof (such other documents are sometimes referred to herein as "Ancillary Instruments"), and to carry out the transactions contemplated hereby and thereby. This Agreement and each Ancillary Instrument that provides for its execution by LP Baier has been duly and validly executed and delivered by LP Baier.

                 3.1.(c) Qualification. LP Baier is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of the Business, makes such licensing or qualification necessary except where failure to be so qualified or licensed would not have a material adverse effect on the financial condition or results of operations of LP Baier. The states in which LP Baier is licensed or qualified to do business are listed in Schedule 3.1.(c).

                 3.1.(d) No Subsidiaries. LP Baier does not own, directly or indirectly, any capital stock or other equity securities of any corporation or maintain any direct or indirect equity or other ownership interest in any entity or business.

                 3.1.(e) Corporate Documents, etc. The copies of the articles or certificate of incorporation and bylaws of LP Baier, as amended or restated (hereinafter, "Certificate of Incorporation" and "Bylaws," respectively), which have been delivered to ABR are true, correct and complete copies of such instruments as presently in effect. The corporate minute books and stock record books of LP Baier which have been furnished to ABR for inspection are true, correct and complete and accurately reflect all meetings held of, and corporate action taken by, the shareholders and Board of Directors of LP Baier. The duly elected and qualified directors and officers of LP Baier are listed in Schedule 3.1.(e).

                 3.1.(f) Capitalization. The authorized capital stock of LP Baier consists entirely of 5,000 shares of Common Stock. No shares of such capital stock are issued or outstanding except for 1,851.85 shares of voting Common Stock which are owned of record and beneficially by the Shareholders as set forth on Schedule 3.1.(f).
         All such shares of capital stock of LP Baier are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for any of LP Baier's capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of LP Baier or securities which are convertible into or exchangeable for capital stock or other securities of LP Baier, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of LP Baier, any such convertible or exchangeable securities or any such options, warrants or other rights.

         3.2.    The Shareholders.

                 3.2.(a) Power. Each of the Shareholders has full power, legal right and authority to enter into, execute and deliver this Agreement and the Ancillary Instruments to which the Shareholders are a party and to carry out the transactions contemplated hereby and thereby.

                 3.2.(b) Validity. This Agreement and each Ancillary Instrument that provides for its execution by the Shareholders have been duly and validly executed and delivered by the Shareholders and is the legal, valid and binding obligation of the Shareholders, enforceable in accordance with their terms, subject to the limitations contained herein, and except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

                 3.2.(c) Title. The Shareholders are transferring good and valid title to the Shares to be transferred by the Shareholders hereunder, free and clear of all Liens (as defined in Section 3.12), including, without limitation, voting trusts or agreements, proxies, marital or community property interests.

         3.3. No Violation. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by LP Baier and the Shareholders of the transactions contemplated hereby and thereby (a) violates in any material respect any currently existing statute, law, ordinance, rule or regulation (collectively, "Laws") or any currently existing order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), (b) requires any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law assuming, for this purpose, that ABR will cause LP Baier after the Closing not to take any action that would result in a violation of such law), or (c) subject to obtaining the consents referred to in Schedule 3.3, violates or conflicts with, or constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or results in the termination of, or accelerates the performance required by, or results in the creation of any Lien upon any of the assets of LP Baier (or the Shares) under, any term or provision of the Certificate of Incorporation or Bylaws of LP Baier, or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which LP Baier or the Shareholders is a party or by which LP Baier or the Shareholders or any of its, his or her assets or properties may be bound or affected.

         3.4. Financial Statements. True and complete copies have been delivered to ABR of the financial statements of LP Baier consisting of the balance sheets of LP Baier as of December 31, 1995, 1994, 1993, 1992 and 1991, (the December 31, 1995 balance sheet is referred to herein as the "Recent Balance Sheet"), and the related statement of income for each of the years then ended (including the notes contained therein or annexed thereto), all of which financial statements have been audited by independent accountants for LP Baier for such years and periods. All of such LP Baier financial statements (including all notes and schedules contained therein or annexed thereto) and the Closing Balance Sheet (as required pursuant to Section 7.1.(g) hereof), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, have been prepared in accordance with the books and records of LP Baier, and fairly present, in accordance with generally accepted accounting principles, the financial position, the results of operations and cash flows of LP Baier as of the dates and for the years and periods indicated. True and correct copies have been delivered to ABR of all written reports submitted to LP Baier or the Shareholders by LP Baier's accountants related to the books and records of LP Baier.

         3.5.    Tax Matters.

                 3.5.(a) Provision For Taxes. Except as set forth on Schedule 3.5.(a), the provision made for taxes on the Closing Balance Sheet is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments ("Taxes"), whether or not disputed, that were unpaid and owed by LP Baier as of the date of the Closing Balance Sheet. Since the date of the Recent Balance Sheet and excluding the effect of the transactions contemplated herein, LP Baier has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices.

                 3.5.(b) Tax Returns Filed. Except as set forth on Schedule 3.5.(b), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of LP Baier have been timely filed and when filed were true and correct, and the taxes shown as due thereon were paid or adequately accrued. True and complete copies of all tax returns or reports filed by LP Baier for each of its three (3) most recent tax years have been delivered to ABR. LP Baier has duly withheld and paid all Taxes which it was required to withhold and pay in connection with amounts heretofore paid to any employee, independent contractor, creditor or shareholder of LP Baier.

                 3.5.(c) No Tax Audits. Except as set forth on Schedule 3.5.(c), the federal and state income tax returns of LP Baier have not been audited by the Internal Revenue Service or any state taxing authorities, and neither LP Baier nor the Shareholders has received from the Internal Revenue Service or from the income tax authorities of any state, county, local or other jurisdiction any notice of underpayment of income taxes by LP Baier or other deficiency with respect to LP Baier's taxes which has not been paid nor any objection to any return or report filed by LP Baier. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

                 3.5.(d) No Consolidated Group. LP Baier has never been a member of an affiliated group of corporations that filed a consolidated tax return.

                 3.5.(e) Other. LP Baier has not (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), or (v) been a party to any tax allocation or tax sharing agreement.
         LP Baier is not a "United States real property holding company" within the meaning of Section 897 of the Code.

         3.6. Accounts Receivable and COBRA Payables. All accounts receivable of LP Baier reflected on the Recent Balance Sheet and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business. To the best knowledge of the Shareholders, no portion of the accounts receivable is or will be (i) subject to counterclaim or set-off, or (ii) otherwise in dispute, in an aggregate amount which exceeds $10,000. To the best knowledge of the Shareholders, all of the accounts receivable are and as of the Closing Date will be good and collectible in full within 120 days following the Closing Date. Schedule 3.6 contains an aged schedule of accounts receivable included in the Closing Balance Sheet. The cash and cash equivalents held by LP Baier related to insurance premiums collected on behalf of customers as of the Closing Date are equal to or greater than any insurance premiums payable relating to providing COBRA compliance services (the "COBRA Business").

         3.7. Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.7, or as reflected in the Recent Balance Sheet and excluding the transactions contemplated herein, since December 31, 1995 there has not been:

                 3.7.(a) No Adverse Change. Any material adverse change in the financial condition, assets, liabilities, business or operations of LP Baier;

                 3.7.(b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, affecting the Business or the properties of LP Baier;

                 3.7.(c) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of LP Baier (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued, other than in the ordinary course of business;

                 3.7.(d) No Labor Disputes. Any labor disputes, union organization attempts or any work stoppage due to labor disagreements , other than routine individual grievances which are not material to the Business, financial condition or the results of operations of LP Baier;

                 3.7.(e) No Commitments. Any loan commitment or related financial transaction by LP Baier (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                 3.7.(f) No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of the capital stock of LP Baier; any redemption, purchase or other acquisition by LP Baier of any shares of its capital stock, or any security relating thereto; or any other payment to any shareholder of LP Baier as such a shareholder;

                 3.7.(g) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of LP Baier;

                 3.7.(h) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by LP Baier;

                 3.7.(i)          No Liens.  Any mortgage, pledge, lien or
         encumbrance made on any of the properties or assets of LP Baier;

                 3.7.(j)          No Amendment of Contracts.  Any amendment or
         termination of any contract or agreement of LP Baier, or any waiver of material rights thereunder, other than in the ordinary course of business, which would have a material adverse effect on the Business, financial condition or results of operations of LP Baier;

                 3.7.(k) Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) from LP Baier to any person including, but not limited to, any Shareholder Affiliate (as defined in Section 3.13(d)); or

                 3.7.(l)          Credit.  Any grant of credit from LP Baier to
         any customer on terms or in amounts more favorable than those which have been extended to such customer in the past, any other change in the terms of any credit heretofore extended, or any other change of policies or practices with respect to the granting of credit.

         3.8. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet or in Schedule 3.8, LP Baier has no liabilities (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise, and whether known or unknown), other than liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and liabilities which will not have an adverse effect on the Business, financial condition or results of operations of LP Baier.

         3.9. No Litigation. Except as set forth in Schedule 3.9, there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), pending or, to the best knowledge of the Shareholders, threatened, against LP Baier, its officers and directors (in such capacity), the Business or any of its assets. Except as set forth in Schedule 3.9, neither LP Baier, the Business or its assets is subject to any Order of any Government Entity.

         3.10.   Compliance With Laws and Orders.

                 3.10.(a)         Compliance.  Except as set forth in Schedule
         3.10.(a), LP Baier has not received notice that it (including its operations, practices, properties and assets) is not in compliance with all applicable material Laws and Orders of all Government

         Entities, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws (as hereinafter defined). All reports and returns required to be filed by LP Baier with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                          (i) LP Baier has made all required payments pursuant to the required percentage to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts; and

                          (ii) LP Baier has not received any report for the past five (5) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations.

                 3.10.(b)         Licenses and Permits.  LP Baier has all
         material licenses, permits, approvals, authorizations and consents of all Government Entities and all certifications required for the conduct of the Business (as presently conducted) and operation of any of the facilities at which the Business is conducted. All such licenses, permits, approvals, authorizations and consents are described in Schedule 3.10.(b), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby.
         Except as set forth in Schedule 3.10.(b), to the best knowledge of the Shareholders, LP Baier (including its operations, practices, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

                 3.10.(c)         Environmental Matters.  The applicable Laws
         relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws." Without limiting the generality of the foregoing provisions of this Section 3.10, to the best knowledge of the Shareholders, LP Baier is in full compliance with all material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.10.(c), there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against LP Baier relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.10.(c), to the best knowledge of the Shareholders, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which will interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which will give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

                 3.10.(d)         COBRA Compliance.  With respect to the
         conduct of the COBRA Business, LP Baier has not received notice of, nor has LP Baier (through its acts or omissions) created circumstances which would give of any law related to the continuation of health care coverage, including, without limitation, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

         3.11.   Title to and Condition of Properties.

                 3.11.(a)         Title.  LP Baier has good and valid title to
         all of its assets and properties that it purports to own, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet (except for assets held under capitalized leases and property sold since the date of the Recent Balance Sheet in the ordinary course of business), free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens"), except those Liens that are described in Schedule 3.11(a). Except as described in Schedule 3.11(a), LP Baier's assets or properties are not subject to any restrictions with respect to the transferability thereof.

                 3.11.(b)         Condition.  All tangible personal property
         and assets owned or utilized by LP Baier are in good operating condition, and have been maintained consistent with the standards generally followed in the industry.

                 3.11.(c)         Real Property.  LP Baier does not own any
         real property. Schedule 3.11.(c) sets forth all real property used or occupied by LP Baier (the "Real Property"), true and correct copies of leases for the Real Property have heretofore been delivered to ABR. There are no oral terms or past practice inconsistent with the written terms thereof. All such leases are valid and binding agreements, enforceable in accordance with their respective terms, and are in full force and effect. LP Baier has performed all obligations required to be performed by it to date under each such lease and is not in breach or default in any respect thereunder, and there has been no event which, with the giving of notice or the lapse of time or both, would become a breach or default thereunder. To the best knowledge of LP Baier and the Shareholders, no lessor or landlord to any of such leases is in breach or default thereunder. There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied by LP Baier as the same are now constituted.

         3.12. Insurance. Set forth in Schedule 3.12 is a complete and accurate list and description of all policies of fire, liability, professional liability, general liability, business interruption, workers compensation, health and other forms of insurance presently in effect with respect to the Business and the properties of LP Baier, true and correct copies of which have heretofore been delivered to ABR. Schedule 3.12 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $5,000, whether or not covered by insurance.
Schedule 3.12 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy. Each policy is in full force and effect and all premiums with respect thereto covering all periods up to and including the date hereof have been paid. LP Baier has not been refused any insurance with respect to any aspect of the operations of the Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three (3) years. LP Baier has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by LP Baier with all requirements of all contracts to which LP Baier is a party.
None of such policies will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated hereby, unless terminated by ABR subsequent hereto.

         3.13.   Contracts and Commitments.

                 3.13.(a)         Real Property Leases.  Except as set forth in
         Schedule 3.13.(a), LP Baier has no leases of real property.

                 3.13.(b)         Personal Property Leases.  Except as set
         forth in Schedule 3.13.(b), LP Baier has no leases of personal property involving consideration or other expenditure in excess of $5,000.

                 3.13.(c)         Sales Commitments.  True and complete copies
         of all contracts or commitments with respect to those customers set forth on Schedule 3.18 have been delivered by LP Baier to ABR. LP Baier has no sales contracts or commitments except those made in the ordinary course of business, at arm's length.

                 3.13.(d)         Contracts With Affiliates and Certain Others.
         Except as set forth in Schedule 3.13.(d) and except for this Agreement and the Ancillary Instruments, LP Baier has no agreement, understanding, contract or commitment (written or oral) with any Shareholder Affiliate (as defined herein) or any employee, agent, consultant, dealer or franchisee that is not cancelable by LP Baier, on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever. For purposes of this Agreement, "Shareholder Affiliate" shall mean and include the Shareholders, the Shareholders' spouse, any person who would be the heir or descendant of any such person if he or she were not living, and any entity in which any of the foregoing has a direct or indirect interest, except through the ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market.

                 3.13.(e)         Powers of Attorney.  Except as set forth on
         Schedule 3.13.(e), LP Baier has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

                 3.13.(f)         Collective Bargaining Agreements.  Except as
         set forth in Schedule 3.13.(f), LP Baier is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

                 3.13.(g)         Loan Agreements.  Except as set forth in
         Schedule 3.13.(g), LP Baier is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise. Copies of all such agreements have heretofore been delivered by LP Baier to ABR.

                 3.13.(h)         Guarantees.  Except as set forth in Schedule
         3.13.(h) and except for indemnification undertakings set forth in LP Baier's agreements with its customers, LP Baier has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

                 3.13.(i)         Contracts Subject to Renegotiation.  LP Baier
         is not a party to any contract with any governmental body which by its terms allows any governmental body to reduce the rate of fees payable to LP Baier thereunder.

                 3.13.(j)         Burdensome or Restrictive Agreements.  LP
         Baier is not a party to nor is it bound by any agreement requiring it to assign any interest in any trade secret or proprietary information, or prohibiting or restricting it from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on the Business anywhere in the world.

                 3.13.(k)         Other Material Contracts.  Except as set
         forth in Schedule 3.13.(k), LP Baier is not a party or subject to any lease, contract or commitment of any nature involving consideration or other expenditure in excess of $5,000.

                 3.13.(l)         No Default.  LP Baier is not in default under
         any lease, contract or commitment to which it is a party or is otherwise bound, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of LP Baier's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by LP Baier.

         3.14. Labor Matters. Except as set forth in Schedule 3.14, within the last five (5) years LP Baier has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with the Business. Except to the extent set forth in Schedule 3.14, to the knowledge of the Shareholders, (a) LP Baier is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint actually pending or threatened against LP Baier; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting LP Baier nor any secondary boycott with respect to products of LP Baier; (d) no question concerning representation has been raised or is threatened respecting the employees of LP Baier; (e) no grievance which might have a material adverse effect on LP Baier, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against LP Baier concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

         3.15.   Employee Benefit Plans.

                 3.15.(a)         Disclosure.  Schedule 3.15.(a) sets forth all
         pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by LP Baier. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided by LP Baier to ABR. Each of the Employee Plans/Agreements is identified on Schedule 3.15.(a), to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a "defined benefit plan" (as defined in Section 414 of the Code), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001 of ERISA), and LP Baier has never contributed nor been obligated to contribute to any such multiemployer plan.

                 3.15.(b)         Terminations, Proceedings, Penalties, etc.
         With respect to each Employee Plan/Agreement that is subject to the provisions of Title IV of ERISA and with respect to which LP Baier, or any of its assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

                          (i) no such plan has been terminated so as to subject, directly or indirectly, any assets of LP Baier to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                          (ii)    no proceeding has been initiated or
                 threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

                          (iii) no condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any assets of LP Baier to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

                          (iv) if any such plan were to be terminated as of the Closing Date, no assets of LP Baier would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                          (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

                          (vi) no such plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

                          (vii) no such plan is a multiemployer plan or a plan described in Section 4064 of ERISA.

                 3.15.(c)         Prohibited Transactions, etc.  To the best of
         the knowledge of the Shareholders, there have been no "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and to the best of the knowledge of the Shareholders, no event or omission has occurred in connection with which LP Baier or its assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any material liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to or under which LP Baier has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

                 3.15.(d)         Full Funding.  The funds available under each
         Employee Plan/Agreement which is intended to be a funded plan equal or exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by LP Baier in connection with the funding of such Employee Plan/Agreement).

                 3.15.(e)         Controlled Group; Affiliated Service Group;
         Leased Employees. No organization is or has been: (i) a member of a controlled group of corporations as defined in Section 414(b) of the Code, of which LP Baier was a member, or (ii) under common control, as determined under Section 414(c) of the Code, with LP Baier. LP Baier has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for LP Baier.

                 3.15.(f)         Payments and Compliance.  With respect to
         each Employee Plan/Agreement, (i) all payments due from LP Baier to date have been made and all amounts properly accrued to date as liabilities of LP Baier which have not been paid have been properly recorded on the books of LP Baier (as appropriate) and, to the extent such liabilities were due and payable but were not paid as of the date of the Closing Balance Sheet, are reflected in the Closing Balance Sheet; (ii) LP Baier has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all material respects and all reports and information relating to such Employee

         Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; and (vi) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

                 3.15.(g)         Post-Retirement Benefits.  Other than such
         continuation of benefit coverage under group health plans as is required by applicable law, LP Baier does not maintain and has not maintained retiree life or retiree health plans providing for continuing coverage for any employee or any beneficiary of an employee after the employee's termination of employment.

                 3.15.(h)         No Triggering of Obligations.  The
         consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of LP Baier to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or in any of the Ancillary Instruments, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in
         Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                 3.15.(i)         Delivery of Documents.  There has been
         delivered to ABR, with respect to each Employee Plan/Agreement:

                          (i) a copy of the annual report, if required under ERISA, with respect to each such Employee Plan/Agreement for the last two years;

                          (ii) a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which LP Baier is a party, a true and complete copy of such Employee Plan/Agreement;

                          (iii) if the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

                          (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan/Agreement that is intended to be a "qualified plan" under Section 401 of the Code.

         With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to ABR pursuant to clause (i) of this Section 3.15.(i), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

                 3.15.(j)         Future Commitments.  LP Baier has no
         announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement except as contemplated herein or in the Employment Agreement (as defined in Section 7.1(h) hereof).

         3.16. Employment Compensation. A true and correct list has been provided to ABR of all employees to whom LP Baier is paying compensation, and, in the case of salaried employees, such list identifies the current annual rate of compensation for each employee and, in the case of hourly or commission employees, identifies certain reasonable ranges of rates and the number of employees falling within each such range.

         3.17. Trade Rights. Schedule 3.17 lists all Trade Rights (as defined below) in which LP Baier now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by LP Baier, and also indicating which of such Trade Rights are registered.
All Trade Rights shown as registered in Schedule 3.17 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the Business, as such is currently being conducted, LP Baier does not require any Trade Rights that it does not already have. LP Baier is not infringing and has not infringed any Trade Rights of another in the operation of the Business, nor to the best of the knowledge of LP Baier or the Shareholders, is any other person infringing the Trade Rights of LP Baier. LP Baier has not granted any license or made any assignment of any Trade Right listed on Schedule 3.17, nor does LP Baier pay any royalties or other consideration for the right to use any Trade Rights of others. Except as set forth on Schedule 3.9, there is no Litigation pending or threatened to challenge LP Baier's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of LP Baier. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by LP Baier. As used herein, "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

         3.18.   Major Customers.  Schedule 3.18 contains a list of the ten
(10) largest customers of LP Baier for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net revenues attributable thereto) showing the total dollar amount of net revenues attributable thereto during each such year. Neither LP Baier nor the Shareholders have any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 3.18 will not continue to be customers of LP Baier after the Closing at substantially the same level as heretofore.

         3.19. Bank Accounts. Schedule 3.19 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the LP Baier maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

         3.20. Shareholder Affiliates' Relationships to LP Baier. Except as set forth on Schedule 3.20, no Shareholder Affiliate has any direct or indirect interest in (i) any entity which does business with LP Baier or is competitive with the Business, or (ii) any property, asset or right which is used by LP Baier in the conduct of the Business.

         3.21. No Brokers or Finders. Neither LP Baier nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         3.22. Disclosure. No representation or warranty by LP Baier and/or the Shareholders in this Agreement, nor any certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of LP Baier or the Shareholders pursuant to this Agreement contains any untrue statement of material fact or omits a material fact necessary to make the statements contained therein not misleading.


4.       REPRESENTATIONS AND WARRANTIES OF ABR

         ABR makes the following representations and warranties to the Shareholders, each of which is true and correct on the date hereof, is or shall be unaffected by any investigation heretofore or hereafter made by the Shareholders, or any of the Shareholders' agents or representatives, or any knowledge to the Shareholders, their agents or representatives, and shall survive the Closing of the transactions provided for herein.

         4.1.    Corporate.

                 4.1.(a) Organization. ABR is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

                 4.1.(b) Corporate Power. ABR has all requisite corporate power to enter into this Agreement and the Ancillary Instruments and to carry out the transactions contemplated hereby and thereby.

         4.2. Authority. The execution and delivery of this Agreement and each Ancillary Instrument that provides for its execution by ABR and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of ABR. No other corporate act or proceeding on the part of ABR or its shareholders is necessary to authorize this Agreement or the Ancillary Instruments or the consummation of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Instrument that provides for its execution by ABR is the legal, valid and binding obligation of ABR, enforceable in accordance with their respective terms, subject to the limitations contained herein, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         4.3. No Brokers or Finders. Except for the engagement of Broadview Associates, L.P. by ABR, neither ABR nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof. ABR has agreed to pay all fees and expenses of Broadview Associates, L.P. in connection with the transactions contemplated hereby.

         4.4. Prospectus. The Prospectus dated March 21, 1996 relating to the public offering by ABR of 3,452,500 shares of Common Stock does not contain any untrue statement of material fact or omits a material fact necessary to make the statements contained therein not misleading as of the date hereof (except for certain market information relating to the Common Stock).

         4.5. Disclosure. No representation or warranty by ABR in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of ABR pursuant to this Agreement or in connection with transactions contemplated hereby, contains any untrue statement of material fact or omits a material fact necessary to make the statements contained therein not misleading.

         4.6. Investment Intent. The Shares are being acquired by ABR for investment only and not with the view to resale or other distribution.

         4.7. Non-Taxable Event. To the best knowledge and belief of ABR, the consummation of the transactions contemplated herein shall constitute a B Reorganization.

         4.8. Approvals and Filings. No governmental approval or filing with any federal, state or local agency is required of ABR in order to consummate the transactions contemplated herein; provided, however, that ABR shall comply with the applicable Federal securities laws and regulations of the Securities and Exchange Commission or The Nasdaq Stock Market with respect to the public disclosure of the consummation of these transactions and any related filings.


5.       POST-CLOSING COVENANTS

         5.1. Noncompetition; Confidentiality. As an inducement to ABR to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with Business being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to Section 7.1.(c) hereof, the Shareholders hereby covenant and agree as follows:

                 5.1.(a) Covenant Not to Compete. For a period of five (5) years from the Closing Date, the Shareholders will not directly or indirectly:

                          (i) engage in, continue in or carry on any business which competes with, or intends to compete with, LP Baier or ABR in any aspect with respect to the Business or is substantially similar thereto, including owning or controlling any financial interest in any person, corporation, partnership, firm or other form of business organization which is so engaged (a "Competing Business");

                          (ii) consult with, advise or assist in any way, whether or not for consideration, any Competing Business, including, but not limited to, advertising or otherwise endorsing the products of any Competing Business; soliciting customers or otherwise serving as an intermediary for any Competing Business; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any Competing Business;

                          (iii) offer employment to or solicit the employment of an employee of LP Baier or ABR, without the prior written consent of ABR; or

                          (iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Business;

         provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend to all areas in which LP Baier or ABR conducts the Business. The parties agree that ABR may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any entity that purchases all or part of the Business or ABR as long as the Employment Agreement is assumed by such entity.

                 5.1.(b) Covenant of Confidentiality. The Shareholders shall not at any time after the Closing, except as explicitly requested by ABR or required by applicable Law or Order, and except in the course of employment by LP Baier, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any Confidential Information concerning LP Baier. For purposes of this Agreement, "Confidential Information" shall mean and include, without limitation, all Trade Rights in which LP Baier has an interest, all customer lists and customer information, and all other information concerning the finances, customer lists, operations, processes, apparatus, equipment, packaging, services, marketing and distribution methods of LP Baier not previously disclosed to the public directly by LP Baier or otherwise available to the public.
         This covenant shall not preclude the Shareholders from disclosing to their advisors or Government Entities financial information of LP Baier necessary to prepare, file or defend any tax return or report of LP Baier or the Shareholders. The parties agree that this covenant of confidentiality shall have no geographic or temporal limitations.

                 5.1.(c) Equitable Relief for Violations. Each of the Shareholders agrees that the provisions and restrictions contained in this Section 5.1 are necessary to protect the legitimate continuing interests of ABR in acquiring the Shares, and that any violation or breach of these provisions will result in irreparable injury to ABR for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to ABR for such violation or breach and regardless of any other provision contained in this Agreement, ABR shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this
         Section 5.1.

                 5.1.(d) Breach by ABR. The covenants of the Shareholders contained in this Section 5.1 shall be suspended during any period in which ABR is in material breach of this Agreement, the Employment Agreement or the Registration Rights Agreement.

         5.2. Income Tax Returns and Allocation of Tax. The Shareholders shall be responsible for the payment by LP Baier of all Taxes of LP Baier due on the accrual basis on or before the Closing Date and the Shareholders shall not be responsible for any liability arising from the transactions described in the Recitals occurring on the Closing Date. ABR shall be responsible for the payment by LP Baier of all Taxes of LP Baier accruing on and after the Closing Date including any liability arising from the transaction described in the Recitals occurring on the Closing Date. The Shareholders shall cause to be prepared and timely and properly filed on behalf of the Shareholders and LP Baier, all returns and filings with respect to federal, Virginia

Taxes, or any other state with respect to which a return or filing is required under applicable law accruing on or before the Closing Date consistent with this Agreement. Such Taxes, returns, and filings shall be determined by closing LP Baier's books and records as of and including the Closing Date, or if the allocation of an item of income, loss, deduction, or credit cannot be definitely allocated to an ascertainable date, such item shall be pro rated on a daily basis. The Shareholders, LP Baier and ABR shall cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives to cooperate, in preparing and filing all returns, reports, and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

         5.3. Restriction on Sales. The Shareholders shall not dispose of the ABR shares in any manner until ninety (90) days after ABR has first reported thirty (30) days of combined operations of ABR and LP Baier and only pursuant to the Registration Rights Agreement or pursuant to Rule 144 under the Act.

         5.4. Rule 144 Compliance. ABR shall file such information, documents and reports and take such other action as shall hereafter be required by the Securities and Exchange Commission as a condition to the availability of Rule 144 under the Act with respect to the ABR Shares.

6.       INDEMNIFICATION

         6.1. By the Shareholders. Subject to the terms and conditions of this Article 6, the Shareholders, severally (in proportion to each such Shareholder's percentage ownership of the Shares) and not jointly, hereby agree to indemnify, defend and hold harmless ABR, its directors, officers and employees (hereinafter "ABR's Affiliates") and LP Baier, its directors, officers and employees from and against all Claims (as hereinafter defined) asserted against, resulting to, imposed upon, or incurred by ABR, ABR's Affiliates or LP Baier, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of the Shareholders contained in this Agreement, (b) the breach of any covenant by the Shareholders contained in this Agreement, (c) any dispute involving, or Claim made by, any current or former shareholder of LP Baier (other than the Shareholders), or (d) any matter disclosed in Schedule 3.9. As used in this
Article 6, "Claim" shall mean and include (i) all debts, liabilities and obligations; (ii) all losses, damages (but excluding consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys' fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, in each case after deduction of any insurance recovery that is remitted to the Indemnified Party (as hereinafter defined) as a result of any of the foregoing. Notwithstanding anything contained in this
Section 6.1 to the contrary, with respect to those matters susceptible to cure by the Shareholders, the liability of the Shareholders under this Section 6.1 shall be subject to notice of the breach, default or dispute at issue and an opportunity to cure the matters addressed in the notice within thirty (30) days after such notice is given.

         6.2. By ABR. Subject to the terms and conditions of this Article 6, ABR hereby agrees to indemnify, defend and hold harmless the Shareholders and their heirs and personal representatives from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of ABR contained in or made pursuant to this Agreement, or (b) the breach of any covenant of ABR contained in this Agreement.

         6.3. Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Article 6 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                 6.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party or parties from whom indemnification is sought (whether one or more, the "Indemnifying Party") prompt written notice of any Claim, and the Indemnifying Party will have the right to undertake the defense thereof by representatives chosen by it. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by the Indemnifying Party in connection with such Claim and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in prosecuting the defense of any such Claim, and the Indemnified Party shall be entitled to participate in the defense of such Claim. Subject to the provisions of Sections 6.3.(b) and 6.3.(c) hereof, if the Indemnifying Party has acknowledged its liability for indemnification hereunder and the defense of such Claim is assumed by the Indemnifying Party, and (except for a Claim based upon any matter disclosed in Schedule 3.9 in which case no such approval shall be necessary) upon approval by the Indemnified Party of counsel selected by the Indemnifying Party, the Indemnifying Party shall be free to compromise or settle such Claim without the consent of the Indemnified Party and shall have no liability for any compromise or settlement of such Claim without its written consent.

                 6.3.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to assume the defense of such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account of and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

                 6.3.(c) Indemnified Party's Rights. Anything in this Article 6 to the contrary notwithstanding, (i) except for a Claim based upon any matter disclosed in

         Schedule 3.9, if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend and, with the consent of the Indemnifying Party (which shall not be unreasonably withheld), to compromise or settle such Claim as to the non-monetary component of such compromise or settlement, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

         6.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 6. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

         6.5. No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing.

         6.6. Limitations on Indemnification. Except for any willful and knowing breach or misrepresentation and except for any action brought by any former employees and shareholders of LP Baier, as to which a claim for indemnification hereunder may be brought without limitation as to time or amount:

                 6.6.(a) Time Limitation. No claim for indemnification shall be brought under Section 6.1 of this Article 6 for the inaccuracy or breach of a representation or warranty, or the breach of any covenant, contained in or made pursuant to this Agreement unless the nature of such claim for indemnification has been described in reasonable detail and with identification to this Section 6 in a written notice provided by an Indemnified Party to an Indemnifying Party and which are determined during the period which ends on the date of issuance to ABR of the first independent audit report on the combined results of ABR and LP Baier.

                 6.6.(b) Aggregate Amount Limitation for the Shareholders. Notwithstanding any provision of this Article 6 to the contrary, the aggregate amount of the indemnification obligations of the Shareholders pursuant to Section
          6.1 of this Article 6 shall not exceed for the purposes of these indemnification provisions 10% of the value of the consideration received. Furthermore, each of the Shareholders may (but shall not be required to) elect to satisfy any liability for indemnification hereunder by transferring a number of ABR Shares which, when multiplied by the Issue Price, result in an aggregate value which equals or exceeds the dollar amount of such Shareholder's indemnification liability.

                 6.6.(c) Threshold Limitation. Notwithstanding any provision of this Article 6 to the contrary, no claim for indemnification may be brought by an Indemnified Party unless and until such party has become subject to, or incurred liability for, Claims totaling no less than Eighty Thousand Dollars ($80,000) in the aggregate (the "Indemnification Threshold"). Once an Indemnified Party has satisfied the Indemnification Threshold, such party shall be eligible to receive indemnification for all Claims in accordance with the terms and conditions of this Article 6.

         6.7.    Indemnification - Exclusive Remedy.  The provisions of this
Article 6 shall constitute the exclusive remedy for any claim based upon the subject matter of the indemnification undertakings in Section 6.1 and 6.2.

7.       CLOSING

         The closing of this transaction ("the Closing") shall occur concurrent with the execution of this Agreement effective as of 12:01 A.M. on June 28, 1996. Such date is referred to in this Agreement as the "Closing Date." In the event that the ABR Shares cannot be issued and delivered to the Shareholders by 5:00 p.m. EST on the Closing Date, the Shares shall be delivered to Foley & Lardner to be held in escrow with instructions to release the Shares to ABR immediately upon the issuance and delivery of the ABR Shares hereunder.

         7.1. Documents Delivered by LP Baier and the Shareholders. At the Closing, LP Baier and the Shareholders shall deliver to ABR the following documents, in each case duly executed or otherwise in proper form:

                 7.1.(a) Stock Certificates. Stock certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

                 7.1.(b) Opinion of Counsel. A written opinion of Arter & Hadden, counsel to LP Baier and the Shareholders, dated as of the Closing Date, addressed to ABR.

                 7.1.(c) Certified Resolutions. Certified copies of the resolutions of the Board of Directors and the shareholders of LP Baier, authorizing and approving this Agreement and the Ancillary Instruments, and the consummation of the transactions contemplated hereby and thereby.

                 7.1.(d) Articles; Bylaws. A copy of the Bylaws of LP Baier certified by its secretary, and a copy of the Certificate of Incorporation of LP Baier, certified as of a recent date by the Secretary of State of the state of incorporation of LP Baier, and good standing certificates, certified as of a recent date by the Secretary of State of such state and all other states in which LP Baier is qualified to do business.

                 7.1.(e) Incumbency Certificate. Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to ABR pursuant to the terms hereof.

                 7.1.(f)  [Intentionally Omitted.]

                 7.1.(g)  [Intentionally Omitted.]

                 7.1.(h) Employment Agreement. An employment agreement between LP Baier and Rick Snyder, one of the Shareholders, dated as of the Closing Date, substantially in the form of Exhibit A attached hereto and incorporated herein (the "Employment Agreement").

         7.2. Documents Delivered by ABR. At the Closing, ABR shall deliver to the Shareholders the following, in each case duly executed or otherwise in proper form:

                 7.2.(a) Stock Certificates. A letter addressed to ABR's Transfer Agent authorizing the Transfer Agent to issue and deliver the ABR Shares to the Shareholders.

                 7.2.(b) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to ABR, dated as of the Closing Date, addressed to LP Baier.

                 7.2.(c) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of (i) ABR authorizing and approving this Agreement and the consummation of the transactions contemplated hereby and (ii) LP Baier ratifying the Employment Agreement (subsequent to the newly appointed Board of Directors of LP Baier).

                 7.2.(d) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to LP Baier or the Shareholders by ABR pursuant to the terms hereof.

                 7.2.(e) Registration Rights Agreement. A registration rights agreement between ABR and the Shareholders, dated as of the Closing Date, substantially in the form of Exhibit B attached hereto and incorporated herein.

                 7.2.(f) Employment Agreement. The Employment Agreement, dated as of the Closing Date.

8.       RESOLUTION OF DISPUTES

         8.1. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, any Ancillary Instrument (except the Employment Agreement and Registration Rights Agreement) or any contract or agreement entered into pursuant hereto, or arising out of or relating to the performance by the parties of its or their terms, shall be settled by binding arbitration held in the county and state of the party defending any such action in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this
Article 8. Notwithstanding the foregoing, ABR may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants under Article 5 of this Agreement.

         8.2. Arbitrators. The panel to be appointed shall consist of three neutral arbitrators.

         8.3. Procedures; No Appeal. The arbitrators shall allow such discovery as the arbitrators determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrators. The arbitrators shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrators shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

         8.4. Authority. The arbitrators shall have authority to award relief under legal or equitable principles, including interim or preliminary relief. Unless the arbitrators find that exceptional circumstances require otherwise, the arbitrators will include in the award the prevailing party's costs of arbitration and reasonable attorneys' fees.

         8.5. Entry of Judgment. Judgment upon the award rendered by the arbitrators may be entered in any court having in personam and subject matter jurisdiction. ABR and the Shareholders hereby submit to the in personam jurisdiction of the Federal and State courts in Virginia and Florida, for the purpose of confirming any such award and entering judgment thereon.

         8.6. Confidentiality. All proceedings under this Article 8, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

         8.7. Continued Performance. The fact that the dispute resolution procedures specified in this Article 8 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith.

         8.8. Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 8 are pending. The parties will take such action, if any, required to effectuate such tolling.

9.       MISCELLANEOUS

         9.1. Disclosure Schedule. The Schedules described herein have been compiled in a bound volume (the "Disclosure Schedule"), executed by LP Baier and the Shareholders and dated and delivered to ABR on the Closing Date. The Disclosure Schedule includes a table of contents and/or index to all of the information and documents contained therein. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language in the Disclosure Schedule shall be disregarded and be of no force or effect.

         9.2. Further Assurance. From time to time, each of the parties hereto will execute and deliver such documents and take such other action as any one of the other parties hereto may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         9.3. Disclosures and Announcements. Announcements concerning the transactions provided for in this Agreement by ABR, LP Baier or the Shareholders shall be subject to the approval of the other parties in all essential respects, except that approval of LP Baier or the Shareholders shall not be required as to any statements and other information which ABR may submit to the Securities and Exchange Commission, The Nasdaq Stock Market ("Nasdaq") or ABR's shareholders as required pursuant to any rule or regulation of the Securities and Exchange Commission, Nasdaq or applicable law.

         9.4.    Assignment; Parties in Interest.

                 9.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, ABR may, without consent of any other party, cause one or more controlled subsidiaries of ABR to carry out all or part of the transactions contemplated hereby; provided, however, that ABR shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to the Shareholders hereunder.

                 9.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person (besides the parties hereto) any right or remedy under or by reason of this Agreement.

         9.5. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the laws of the State of Florida, excluding its conflicts of law rules.

         9.6. Amendment and Modification. ABR and the Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing signed by ABR and the Shareholders.

         9.7. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; or (b) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                 (a)      If to ABR, to:

                          ABR Information Services, Inc.
                          34125 U.S. Highway 19, North
                          Palm Harbor, FL  34684-2116
                          Attention:   Mr. Vincent Addonisio,
                                       Senior Vice President and
                                       Chief Financial Officer


                          (with a copy to)

                          Foley & Lardner
                          100 North Tampa Street
                          Suite 2700
                          Tampa, Florida 33602
                          Attn:  Kenneth J. Meister, Esq.

or to such other person or address as ABR shall furnish to the Shareholders in writing.

                 (b)      If to the Shareholders, to:

                          [to each Shareholder individually]
                          c/o The L.P. Baier Company
                          3966 Pender Drive
                          Fairfax, VA 22030

                          (with a copy to)

                          Arter & Hadden
                          1801 K Street NW
                          4th Floor
                          Washington, DC  20006
                          Attn: Larry Bensignor

or to such other person or address as the Shareholders shall designate in writing.

                 (c)      If to LP Baier, to ABR as specified above.

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section and any such notice of change of address shall be effective only upon receipt.

         9.8.    Expenses.

                 9.8.(a) Brokerage. Except as provided in Section 4.3 hereof, the Shareholders and ABR each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein on their behalf respectively (and the Shareholders represents and warrants that there is no broker involved on behalf of LP Baier) and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder's fees in connection with the execution of this Agreement or the transactions provided for herein.

                 9.8.(b) Expenses to be Paid by the Shareholders. The Shareholders shall pay, and shall indemnify, defend and hold ABR and LP Baier harmless from and against, each of the following:

                          (i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

                          (ii) Professional Fees. All fees and expenses of their own, as well as LP Baier's, legal, accounting (except fees and expenses related to an audit of LP Baier's financial statements as requested by ABR), investment banking and other professional counsel in connection with the transactions contemplated hereby.

                 9.8.(c) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

                 9.8.(d) Costs of Litigation or Arbitration. The parties agree that (subject to Section 6.6 and to the discretion, in an arbitration proceeding, of the arbitrators as set forth in Section 8.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including, without limitation, reasonable attorneys' fees and prejudgment interest.

         9.9. Entire Agreement. This Agreement, the Employment Agreement and the Registration Rights Agreement embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no prior or contemporaneous agreements, representations or warranties between the parties other than those set forth or provided for herein or therein.

         9.10. Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason by the arbitrators or a court of competent jurisdiction (as the case may be), the remaining provisions of this Agreement shall continue in full force and effect as though the invalid or unenforceable provisions had not been included herein. Notwithstanding the foregoing, in the event that any provision relating to the duration or scope of any covenant or restriction contained herein shall be declared by a court of competent jurisdiction to exceed the maximum time period and/or scope of restriction, such provision shall be deemed to become, and thereafter shall be equal to, the maximum duration and/or scope of restriction deemed enforceable by said court.

         9.11. Gender. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

         9.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.13. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.


                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                  ABR:

                         ABR INFORMATION SERVICES, INC.


                                  By:          /s/ Vincent Addonisio
                                     -----------------------------------------
                                     Vincent Addonisio,
                                     Senior Vice President
                                     and Chief Financial Officer


                                  THE SHAREHOLDERS:


                                              /s/ Rick Snyder
                                  --------------------------------------------
                                  Rick Snyder



                                             /s/ Tina McIntosh
                                  --------------------------------------------
                                  Tina McIntosh



                                            /s/ Rhonda E. Reeves
                                  --------------------------------------------
                                  Rhonda E. Reeves



                                           /s/ Christine Erickson
                                  --------------------------------------------
                                  Christine Erickson



                                          /s/ Michael McRoberts
                                  --------------------------------------------
                                  Michael McRoberts



                                         /s/ Victoria J. Baldwin
                                  --------------------------------------------
                                  Victoria J. Baldwin

                                  [Continuation of Signature Page of
                                  Agreement and Plan of Reorganization
                                  with ABR Information Services, Inc.]


                                  LP BAIER:

                                  LP BAIER COMPANY


                                  By:           /s/ Rick Snyder
                                     ------------------------------------------
                                     President

                                                                      EXHIBIT A


                    EMPLOYMENT AND NONCOMPETITION AGREEMENT



         [Note: Exhibit A was filed separately as Exhibit 10.14 to the Company's Form 10-K for the fiscal year ended 7/31/96]

                                                                       EXHIBIT B

                         REGISTRATION RIGHTS AGREEMENT



         THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made as of the 28th day of June, 1996, by and between ABR Information Services, Inc., a Florida corporation ("ABR"), and the shareholders listed on the signature page (collectively referred to as the "Holders").

                                    RECITALS

         WHEREAS, ABR, The L.P. Baier Company, a Virginia corporation ("LP Baier"), and the Holders are parties to that certain Agreement and Plan of Reorganization dated as of June 28, 1996 (the "Agreement") pursuant to which ABR will acquire all of the capital stock of LP Baier from the Holders;

         WHEREAS, the closing of the transactions contemplated by the Agreement (the "Closing") is occurring on the date hereof and, in connection therewith, ABR has issued to the Holders that number of its shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), with a fair market value of $8.0 million based on the average closing price of the Common Stock for the thirty (30) trading days prior to the day before the Closing;

         WHEREAS, the parties hereto have agreed to certain registration rights with respect to the Shares in accordance with the terms and conditions hereinafter set forth. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Purchase Agreement, the parties hereto agree as follows:

         1.      DEMAND REGISTRATION RIGHTS.

                 (a) Subject to the other terms and conditions contained herein, commencing three (3) months after the Closing and continuing for a period of two (2) years after the Closing, if the Holders have not registered for sale fifty percent (50%) of the Shares pursuant to Section 2, the Holders collectively holding more than fifty-percent (50%) of the Shares may demand in writing (a "demand registration request") that ABR file a registration statement (a "demand registration statement") under the Securities Act of 1933, as amended (the "Act"), covering the proposed sale to the public of up to 50% of the Shares as specified therein. If the demand registration request is made on behalf of the Holders holding less than 100% of the Shares then still held by all Holders, then ABR shall send written notice of such demand registration request to the remaining Holders within ten (10) days of receipt thereof. Unless a remaining Holder shall deliver a written request for inclusion in the demand registration statement of a specified number of his or her Shares to ABR within twenty (20) days of the date of such notice by ABR, all rights of such remaining Holder to participate in such demand registration statement shall be automatically terminated.

                 (b) Subject to Section 3, upon receipt of a demand registration request in compliance with Section 1(a) from the of Holders (or, if such request is initially made on behalf of Holder less than 100% of the Shares as described above, upon expiration of the 20-day period in which the remaining Holders must request registration), ABR will, as promptly as practicable and in any event within thirty (30) days, prepare and file with the Securities and Exchange Commission ("Commission") (and all applicable state securities authorities) a registration statement, on such form as it may determine in its discretionary judgment to be appropriate, covering such proposed sale of the Shares requested to be registered pursuant to the demand registration request. ABR shall only be required to register 50% of the Shares pursuant to this Section 1 and, in the event Holders desire to register in the aggregate more than 50% of the Shares, the excess number of Shares requested to be registered shall be reduced on a pro rata basis based on the number of Shares owned by each Holder requesting registration. The public offering of the Shares to be covered by the demand registration statement shall be effected through a "shelf offering" under Rule 415 of the Act on a Form S-1, Form S-2 or Form S-3 (or successor or similar forms) registration statement, with sales of all the Shares registered thereunder to be effected through normal brokers' transactions or in transactions in the over-the-counter market or on any other national securities exchange or market on which the Common Stock is listed or traded or in a privately negotiated transaction.

                 (c) Subject to Section 3, ABR will use its continuing best efforts to have the demand registration statement declared effective under the Act by the Commission (and under applicable state securities laws by all applicable state securities authorities) as soon as practicable after the filing thereof and to maintain the effectiveness thereof for a period of no longer than six months (or until all of the Shares covered thereby have been sold if such sales are completed before the end of such 6-month period); provided, however, ABR shall only be required to have the demand registration statement be declared effective and maintain the effectiveness thereof commencing three (3) months after the Closing and no later than two (2) years after the Closing. ABR shall obtain customary opinions of legal counsel, comfort letters from ABR's independent public accountants and take such other action as is necessary and customary to have the demand registration statement declared effective under the Act by the Commission and to maintain the effectiveness for the period described above.

                 (d) ABR shall only be required to file one demand registration statement for the benefit of the Holders pursuant to this Section 1; provided, however, a demand registration statement filed by ABR pursuant to this Section 1 shall not count as the one allowed demand registration statement until it has become effective under the Act and has been maintained effective for a period of six months (or until all shares covered thereby have been sold if such sales are completed before the end of such 6-month period).

                 (e) ABR shall be entitled to include, as part of the demand registration statement filed pursuant to a demand registration request, additional shares of Common Stock proposed to be sold by ABR and/or other shareholders of ABR; provided, however, the rights of ABR and/or such other shareholders to include Common Stock under such demand registration statement shall be subordinate in all respects to the prior rights of Holders to include the Shares thereunder if a conflict of interests thereunder shall occur among such parties.

         2.      PIGGYBACK REGISTRATION RIGHTS.

                 (a) If, at any time and from time to time, ABR and/or other shareholders of ABR shall determine to register shares of Common Stock under the Act for the purpose of effecting a firmly underwritten public offering thereof for cash, ABR shall give prompt written notice thereof to all Holders who then hold Shares describing the material terms of the proposed public offering; provided, however, that ABR shall not be required to give such notice to the Holders if: (i) the proposed registration is not to be made on Commission Form S-1, S-2 or S-3 (or the successors to such forms); or (ii) is
(A) a registration of securities other than Common Stock, (B) a registration of a stock option, incentive compensation, profit sharing or other employee benefit plan or securities issued or issuable pursuant to any such plan, or (C) a registration of securities proposed to be issued in exchange for securities or assets of, or in connection with a merger, share exchange, consolidation or other business combination involving, another corporation or entity.

                 (b) Subject to subsection (c) of this Section 2, upon receiving any notice required under subsection (a) of Section 2, any Holder desiring to participate in such a registration statement (a "piggyback registration") shall provide written notice of such intent to ABR (a "piggyback registration request") within twenty (20) days after the date of ABR's notice. Such piggyback registration request shall be accompanied by: (i) a Power of Attorney in form reasonably satisfactory to ABR, duly executed by such Holder;
(ii) a Letter of Transmittal and Custody Agreement in form reasonably satisfactory to ABR, duly executed by such Holder; (iii) the stock certificates representing the Shares to be registered by such Holder (or a letter from the pledgee of any Shares agreeing to deliver the stock certificates upon payment of the amount specified therein) accompanied by stock powers' duly executed in blank by or on behalf of such Holder; and (iv) any other documents necessary in ABR's reasonable opinion to facilitate the Holder's participation in such registration (collectively, the "Registration Documents"). ABR shall use its best efforts to register all of the Shares requested to be registered by each Holder on his or her piggyback registration request concurrently with the registration of the Common Stock by ABR on its own behalf and on the same terms and conditions of the offering and sale as contemplated and agreed to by ABR. Holders requesting to participate in any piggyback registration must sell their Shares subject thereto on the same terms and conditions of the offering and sale (including, without limitation, purchase price and underwriting discount per share, but excluding any differing allocation agreed to by ABR with respect to any over-allotment option granted) as agreed to by ABR in connection with its sale of Common Stock thereunder. ABR shall promptly deliver to all Holders requesting to participate in any piggyback registration copies of any preliminary and final prospectuses relating to the public offering.

                 (c) ABR shall not be required to include any Shares which have been requested to be registered by a Holder in any piggyback registration under this Section 2 if ABR or the underwriters believe that, in their opinion, the inclusion of the Shares proposed to be included by the Holders would interfere with the timing, pricing or marketing of the Common Stock being offered by ABR; provided, however, any reduction in the number of Shares requested to be included by Holders in any such piggyback registration will be made on a pro rata basis (based on the number of Shares requested to be included therein) among the Holders (with any reduction in the number of Shares requested to be included by Holders made on a pro rata basis based on the number of Shares owned by each Holder requesting registration) and any other holders of Common Stock also requesting participation in such piggyback registration. ABR may, in its sole discretion, withdraw any such registration statement and abandon any proposed piggyback registration in which the Holders have requested to participate, in which case the Holders shall retain their rights under Sections 1 and 2 hereof.

         3.      DENIAL, POSTPONEMENT OR SUSPENSION OF DEMAND REGISTRATION.

                 (a) If ABR receives a demand registration request in compliance with Section l(a) and is then contemplating filing with the Commission within the next thirty (30) days a registration statement which would otherwise trigger the application of piggyback registration rights of Holders under Section 2 hereof, then ABR may deny the demand registration request. ABR agrees that it shall not be permitted to deny any request for the demand registration statement until nine (9) months after the Closing. ABR shall give prompt written notice to the Holders of any such denial and permit the Holders the opportunity to register for sale the Shares in a piggyback registration.

                 (b) ABR shall be entitled, in its sole discretion, to postpone one-time for up to 150 days, including, without limitation, ABR's determination that the demand registration statement would have an adverse effect on any proposal or plan by ABR to engage in any acquisition of assets or any merger, consolidation, tender offer or similar transaction (or, if longer, 180 days from the effective date with the Commission of any ABR registration statement relating to a public offering or distribution of Common Stock or other securities in which the Holders were granted piggyback registration rights), the filing with the Commission of the demand registration statement, and to suspend sales under the demand registration statement for up to 150 days (or, if longer, 180 days from the effective date with the Commission of any then pending ABR registration statement relating to a public offering or distribution of Common Stock or other securities); provided, however, that in computing the 6-month period for which ABR is required to maintain effectiveness of the demand registration statement, the period of any such suspension shall not be included. ABR shall give prompt written notice to the Holders of any such postponement or suspension and shall likewise give prompt written notice to the Holders of termination of such postponement or suspension. Each Holder thereby agrees to postpone the sale of any Shares registered pursuant to the demand registration statement during any postponement or suspension of sales of Common Stock thereunder by ABR.

         4. EXPENSES. Holders participating in the demand registration statement or any piggyback registration shall pay (a) the expenses of any attorneys, accountants or other advisors or professionals which any of them engage in connection with their sale of Shares pursuant to the demand registration statement or any piggyback registration, (b) all underwriting or brokers' commission and discounts, if any, associated with the Shares being sold by them pursuant to the demand registration statement or any piggyback registration, and (c) all additional registration and qualification fees and expenses related to the Shares being sold by them pursuant to the demand registration statement or any piggyback registration. ABR shall pay all other expenses involved in registering the Shares, including, without limitation, attorneys' fees and accounting fees for ABR.

         5.      HOLDBACK AGREEMENT: FURTHER COOPERATION: CONFIDENTIALITY.

                 (a) By execution of this Agreement, each Holder hereby agrees that he or she will not for a period commencing nine 99) months and ending two (2) years after the Closing offer, sell or otherwise dispose of any Shares owned by such Holder, in the open market or otherwise, during the period when he or she has knowledge that an ABR registration statement (other than those, such as Form S-8, as to which notice need not be given to Holders by ABR under Section 1(a) hereof) is contemplated or pending or within 180 days after the effective date with the Commission of any such registration statement relating to a public offering or distribution of Common Stock, other than as permitted hereunder.

                 (b) In connection with the demand registration statement or any piggyback registration, Holders will furnish or cause to be furnished such other information with respect thereto and render such further cooperation to ABR, any underwriter and any broker/dealer as ABR, such underwriter or broker/dealer may reasonably request. Holders participating in any such registration statement hereby agree to execute and enter into customary underwriting documents in connection therewith as are requested by the managing underwriter of such offering or ABR; provided, however, that the Holders' obligation to indemnify any persons in connection with such registration statement shall be limited to the matters set forth in Section 6 hereof and that such documents shall include the indemnification of the Holders by ABR provided for in Section 6 hereof.

                 (c) Upon receiving any notice from ABR hereunder respecting any contemplated or pending registration statement of ABR, each Holder shall strictly maintain the confidentiality of such contemplated or pending registration statement and shall make no public disclosures or comments with respect thereto, and shall not otherwise trade in any securities of ABR during such period.

         6. INDEMNIFICATION. In the event that any Shares are included in a registration referred to herein:

                 (a) Each Holder participating in a registration hereunder will severally indemnify, defend and hold harmless ABR and the underwriter (and their affiliates, and their respective directors, officers, stockholders, representatives and employees), from and against all loss, claim, damage and expense whatsoever reasonably incurred (including attorneys' fees and expenses) (collectively, "Losses"), based upon, incurred in connection with, arising out of or otherwise in respect of any such Holder's (i) untrue statement or alleged untrue statement of any material fact contained in the registration statement relating thereto, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or (ii) omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement in reliance upon and in conformity with written information furnished to ABR by such Holder and stated to be specifically for use therein.

                 (b) ABR agrees to indemnify, defend and hold harmless each Holder participating in a registration hereunder (and their affiliates, and their directors, officers, stockholders, representatives and employees) from and against all Losses based upon, incurred in connection with, arising out of or otherwise in respect of ABR's (i) untrue statement or alleged untrue statement of any material fact contained in the registration statement relating thereto, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or (iii) omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

                 (c) The obligations and liabilities of any party to indemnify any other under this Article 6 with respect to claims shall be subject to the following terms and conditions:

                 (i) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party or parties from whom indemnification is sought (whether one or more, the "Indemnifying Party") prompt written notice of any claim, and the Indemnifying Party will have the right to undertake the defense thereof by representatives chosen by it. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by the Indemnifying Party in connection with such claim and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in prosecuting the defense of any such claim, and the Indemnified Party shall be entitled to participate in the defense of such claim. Subject to the provisions of Sections 6(c)(ii) and 6(c)(iii) hereof, if the Indemnifying Party has acknowledged its liability for indemnification hereunder and the defense of such claim is assumed by the Indemnifying Party, and upon approval by the Indemnified Party of counsel selected by the Indemnifying Party, the Indemnifying Party shall be free to compromise or settle such claim without the consent of the Indemnified Party and shall have no liability for any compromise or settlement of such claim without its written consent.

                 (ii) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such claim, fails to assume the defense of such claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such claim or consent to the entry of a judgment with respect to such claim, on behalf of and for the account of and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

                 (iii) Indemnified Party's Rights. Anything in this Section 6(c) to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend and, with the consent of the Indemnifying Party (which shall not be unreasonably withheld), to compromise or settle such claim as to the non-monetary component of such compromise or settlement, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim.

         7. DAMAGES. No Holder shall have any right to take any action to restrain, enjoin or other delay any registration statement as the result of any controversy that might arise with respect to the interpretation or implementation of the registration rights afforded in this Agreement; provided, however, that such Holder shall not be prohibited from exercising any other remedies available to such Holder.

         8. NOTICES. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; or (b) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or request are as follows:

                 (i)   If to ABR:                 ABR Information Services, Inc.
                                                  34125 U.S. Highway 19 North
                                                  Palm Harbor, FL 34684 Attn:
                                                  Vincent Addonisio

                       with a required copy to:   Foley & Lardner
                                                  100 N. Tampa Street
                                                  Suite 2700
                                                  P.O. Box 3391
                                                  Tampa, FL 33601-3391
                                                  Attn: Kenneth J. Meister, Esq.

             (ii)  If to Holders:             [Each Holder Individually]
                                              c/o The L.P. Baier Company
                                              3955 Pender Drive
                                              Fairfax, VA 22030

                   with a required copy to:   Arter & Hadden
                                              1801 K Street NW
                                              4th Floor
                                              Washington, DC  2006
                                              Attn:  Laurence E. Bensignor, Esq.

         If personally delivered, such communication shall be delivered upon actual receipt; if sent by overnight courier pursuant to this Section, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this Section, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postage service or if the addressee fails or refuses to accept deliver, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section, with any notice of change of address effective only upon receipt.

         9.      ENTIRE AGREEMENT.  This instrument embodies the entire
agreement between the parties hereto   with respect to the transactions
contemplated herein, and there has been and are no agreements, representations and warranties between the parties other than those set forth or provided for herein.

         10. FURTHER ASSURANCES. Each of the parties shall execute such agreements and documents and take such further actions as may be reasonable required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

         11. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of law or any rule of interpretation or construction as to which party drafted this Agreement.

         12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of ABR, its successors and assigns, and each of the Holders and his or her heirs, executors, administrators and legal representatives.

         14. NO WAIVER. No waiver by any party hereto of any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

No such waiver shall be enforceable unless expressed in a written instrument executed by the party against whom enforcement is sought.

         15. SEVERABILITY. If a court of competent jurisdiction should decide that any of the provisions of this Agreement are not enforceable, in whole or in part, the parties declare it is their intention that such unenforceable provisions be deemed reformed so that they apply only to the maximum extent to which they can be enforced.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                    ABR INFORMATION SERVICES, INC.



                                    By:     /s/ Vincent Addonisio
                                       -----------------------------------

                                    HOLDERS


                                               /s/ Rick Snyder
                                  --------------------------------------------
                                  Rick Snyder


                                               /s/ Tina McIntosh
                                  --------------------------------------------
                                  Tina McIntosh


                                               /s/ Rhonda E. Reeves
                                  --------------------------------------------
                                  Rhonda E. Reeves


                                               /s/ Christine Erickson
                                  --------------------------------------------
                                  Christine Erickson


                                               /s/ Michael McRoberts
                                  --------------------------------------------
                                  Michael McRobets


                                               /s/ Victoria J. Baldwin
                                  --------------------------------------------
                                  Victoria J. Baldwin